Exhibit 10.38

October 25, 2019

Neil Grimmer
400 N. Broadway
Unit 700
Milwaukee, WI 53202

Dear Neil:

In connection with your separation from employment with Harley-Davidson Motor Company (“the Company”), below is a summary of the severance you are being offered, provided you sign the attached Separation Agreement & Release (the “Release Agreement”), as well as a summary of how your benefits and compensation will be affected and other miscellaneous details. For the sake of clarity, this letter and the Release Agreement and not the Company’s Executive Severance Plan, shall govern the terms of your separation from the Company.

1.	Your last day of employment was October 25, 2019 (“Last Day”).

2.
As a condition to receiving the payments and benefits set forth below, you must sign the attached Release Agreement. Per the attached Release Agreement, you have one week (until November 13, 2019) to do so. Assuming that you have signed the attached Release Agreement and have returned it to the Company as indicated in paragraph 16 of the Release Agreement, you will receive the following benefits:

a.
A lump sum severance payment of $700,000, which consists of one year of your current annual base pay, less applicable taxes and withholdings, within thirty (30) days following your delivery of an executed Release Agreement in accordance with paragraph 16 of the Release Agreement).

b.
Except as provided in the last sentence of this paragraph, your group health, dental and vision insurance benefits and that of your dependents, if applicable, will be continued under COBRA, for a period of eighteen (18) months following your Last Day on the same terms and required employee costs as such plans are made available to the Company’s salaried employees generally, except that employees receiving severance are not eligible for Healthy Behavior Rewards contributions. Your Benefit Period runs from November 1, 2019 to April 30, 2021. As your Benefit Period spans a full 18 months, there will be no provision for COBRA beyond April 30, 2021. You will receive COBRA application paperwork from WageWorks which must be completed in order to continue this coverage.

c.
In accordance with the Company’s relocation plan, you would otherwise owe the Company $26,646.52 for relocation expenses. For the avoidance of doubt, the Company agrees that it will forgive and not seek to collect this amount, with the understanding that no additional relocation expenses incurred by you will be reimbursed by or paid for by the Company. You are solely responsible for any individual tax liability for this relocation reimbursement forgiveness.

3.	You will be paid for unused 2019 vacation.

4.
You can elect to convert your group basic employee life of 150% of base pay to a private, direct pay plan by making application to Prudential Insurance Company within 31 days following your Last Day. The amount of life insurance you may elect to convert into an individual policy is the amount provided under the salaried employee group life plan (150% of pay). You can contact Amy Ostop at 414-343-8109 for additional information.

5.
Under our Stock Incentive Plan, any restricted share units and restricted shares not vested on your Last Day are forfeited. After your Last Day, while you are no longer subject to Company policies, you must comply with all applicable laws, including insider trading laws.

6.
Your 401(k) Retirement Savings Plan contribution, if applicable, will be suspended as of October 25, 2019. Your length of service with the Company is not sufficient to become vested in the Company contributions therefore they will be forfeited. Since your balance exceeds $5,000, you may elect to keep your balance in the Retirement Savings Plan until you reach age 70 ½, or you may elect to rollover your account balance to an IRA or another qualified plan. Alternatively, you may take a taxable distribution (note: penalties may apply to an early distribution). Please consult your tax advisor prior to making a distribution election.

7.	You will not receive any STIP or similar payment for 2019 and thereafter.

8.
If you have any reimbursable expenses incurred in the ordinary course of employment prior to your Last Day, you are expected to submit them as soon as possible, but no later than November 25, 2019, for payment.

9.
You agree to be bound by (i) the non-compete and non-solicit covenants set forth in the Release Agreement, which covenants shall supersede and replace any non-compete and non-solicit covenants otherwise set forth in any other agreement with the Company (including but not limited to your Restricted Stock Unit Agreement(s) and Performance Shares Agreement(s), if applicable) and (ii) the confidentiality obligations under the Employee Commitment which you signed during your employment, and any other confidentiality obligations set forth in the Release Agreement.

10.	There will be no other compensation, bonuses, incentive plan payments, stock, stock units or options, benefits or payments of any kind except as provided in this letter.

11.
Please note that this summary is being provided for your convenience. The Release Agreement and/or any applicable benefit plan document contain the actual controlling language and details. Therefore, to the extent there are any inconsistencies between this summary and the provisions of the Release Agreement or any applicable plan document, the terms and provisions of the Release Agreement or applicable plan document will govern.

Neil, I hope this information is clear to you. I have asked Amy Ostop to make herself available to you to explain the payments and benefits set forth above. If you have any questions regarding the Release Agreement, you should feel free to contact Paul Krause directly.

Very truly yours,

/S/ Julie Anding
Julie Anding
Vice President, Human Resources

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THIS LETTER.
/S/ Neil Grimmer     11/13/19
Neil Grimmer    Date

SEPARATION AGREEMENT & RELEASE

This Separation Agreement & Release (the “Release Agreement”) is by and between Harley-Davidson Motor Company (the “Company”) and Neil Grimmer (the “Executive”). Executive enters into this Release Agreement on behalf of Executive, Executive’s spouse, heirs, successors, assigns, executors, and representatives of any kind, if any.

1.
In consideration of the various payments and benefits set forth in the attached letter, which Executive acknowledges are different than Executive is entitled to under the Company’s normal policies and procedures, Executive releases the Company, its parent, its parent’s direct or indirect subsidiaries, related and affiliated companies, and each of their past and present Executives, directors, officers, agents, insurers, successors, executors, assigns and representatives (referred to in this Release Agreement as “Released Parties”) from all claims, charges, demands, and liabilities of any kind arising before or through the date of this Release Agreement, except as otherwise provided below. This release includes, but is not limited to, all claims, charges, demands and liabilities arising out of or in connection with Executive’s employment with the Company, and any other contract between the Executive and the Company, or the termination of the Executive’s employment. Executive also releases and waives any claim or right to further compensation, benefits, reinstatement of employment, damages, penalties, attorneys’ fees, costs or expenses of any kind from the Company or any of the other Released Parties. Notwithstanding the foregoing, nothing in this Release Agreement shall waive or release (i) any rights Executive may have under the terms of this Release Agreement; (ii) any rights that cannot be released as a matter of law; (iii) any right or claim that arises against the Company or any of the Released Parties after the payment of the lump sum set forth in paragraph 2(a) of the attached letter; or (iv) any rights in respect to any accrued vested benefits; provided however that Executive specifically acknowledges that he is not entitled to any benefits or options under the Harley-Davidson, Inc. 2009 or 2014 Amended Incentive Stock Plans or the Company’s Executive Severance Plan.

2.
Executive fully understands and acknowledges that the general release contained in paragraph 1 above includes a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866 (42 U.S.C. §§ 1981 and 1983); the Americans with Disabilities Act; the Americans with Disabilities Act Amendments Act; the Genetic Information Nondiscrimination Act; the Federal Family and Medical Leave Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Executive Retirement Income Security Act of 1974; the Wisconsin Fair Employment Act; the Wisconsin Family and Medical Leave Act; the Wisconsin Business Closing and Mass Layoff Notification Law (Wis. Stat. § 109.07); the Milwaukee Housing and Employment Discrimination Ordinance; and any other federal, state or local laws or regulations of any kind, but shall not include claims under the Age

Discrimination in Employment Act. The general release contained in this Release Agreement also includes, but is not limited to, a release by Executive of any claims for wrongful termination or any tort, breach of contract or invasion of privacy claims. The release covers both claims that Executive knows about and those Executive may not know about. One exception to this release is that Company re-affirms its obligations under its by-laws, board resolutions, and policies, and under Wisconsin law, to indemnify and hold Executive harmless, including attorney fees, from any third-party claim made against Executive for activities arising out of his employment with Company subject to the terms (including the exceptions) of such indemnity obligations.

3.	Executive states that Executive has not filed or joined in any complaints, charges, lawsuits or proceedings of any kind against the Company or any of the other Released Parties.

4.
Executive promises never to file or join in any complaints or proceedings of any kind asserting any claims that are released in this Release Agreement, except as otherwise provided in paragraph 10 below. If Executive breaks this promise and files or voluntarily joins in any complaint or proceeding based on any claim that Executive has released, Executive agrees that the Company will cease any remaining payment and benefits remaining and Executive will reimburse the Company for any severance pay and relocation reimbursement forgiveness already provided to Executive pursuant to paragraph 2 and its subparagraphs of the attached letter and will pay for all costs incurred by the Company or any of the other Released Parties in defending against Executive’s claim, including reasonable attorneys’ fees; provided, however, this does not restrict Executive from proceeding against Company in the event the Company breaches this Release Agreement and, in such event, the Executive shall not be responsible for the Company’s or any other Released Parties’ costs of defense.

5.
By making this Release Agreement, the Company does not admit any liability to Executive and Executive does not admit any liability to the Company, and each expressly denies any such liability. The Company represents that it is not currently aware of any circumstances or events that would give rise to any claims by the Company against Executive in respect to his employment with the Company.

6.
Executive agrees to keep the existence, terms, and conditions of this Release Agreement completely confidential and not to disclose (whether in person, by telephone, electronically, through the internet, or via any other mode of communication) any information concerning the Agreement to anyone, except as otherwise required by law, and except that Executive may share information concerning the Release Agreement with Executive’s spouse, significant other, legal counsel, accountant, tax advisors or other professional consultants as necessary for the purposes of legal or tax advice. If Executive is subpoenaed in a matter that Executive may have to reveal the existence, terms or conditions of this Release Agreement, Executive will provide written notice within three (3) business days of receipt of such subpoena to Paul Jones, Chief Legal Officer, Harley-Davidson, Inc., 3700 W. Juneau

Ave., Milwaukee, WI 53208. Executive agrees to instruct all individuals who may be informed of the existence, terms, and conditions of this Release Agreement, of the confidential nature of the Release Agreement and to instruct those individuals to maintain confidentiality. If Executive violates this confidentiality provision, Executive agrees to pay all of the Company’s attorneys’ fees and costs incurred in enforcing this Release Agreement.

7.
Executive agrees that Executive will make himself reasonably available to the Company if expressly requested by the Company, for example, to assist in defending current or future litigation, arbitrations or other disputes. If Executive incurs any expenses in performing such services, the Company will reimburse the Executive all reasonable approved expenses. Executive will not be entitled to any additional compensation for any such services.

8.
Executive agrees to return all Company property to the Company including all documents, reports, credit cards, computer equipment including but not limited to any laptop and/or USB drive(s), phones, identification cards and other Company equipment, if any are still in Executive’s possession. Executive agrees that Executive will delete all Company information, if any, from Executive’s personal computer(s), laptop(s), smartphone(s), tablet(s), and/or USB drive(s). Executive agrees that any money which Executive owes Company as the result of credit card charges, personal advances, or other similar items, if not paid, will be deducted from Executive’s paycheck or from any other payments to be made to Executive. Executive further represents that Executive has returned all other property and information belonging to the Company in all formats and media, including, but not limited to, all employee information, personnel information (including but not limited to all files, investigation and meeting notes, employment statistics and all other information collected in connection with Executive’s performance of duties for the Company), confidential business information, strategy information and plans, technical and product information, pricing information and customer information such as customer lists and customer identification information, brochures, specifications, quotations, marketing strategies, inventory records, sales records, or other similar material; provided that the foregoing information, brochures, etc., shall not include information that is available to the public. Executive acknowledges that Executive has not kept any copies, nor made or retained any abstracts or notes, of such information to be returned hereunder in any form or media including any information on Executive’s personal computer(s) or laptop(s). Executive further reaffirms that based upon Executive’s obligations under the Wisconsin Trade Secrets Act and fiduciary duties as a key employee under common law, for a period of two years after Executive’s Last Day, Executive will keep completely confidential and share with no other person, employer or entity, any information Executive acquired at the Company relating to any of the confidential matters described in this paragraph, and that Executive will comply with all terms of the Employee Commitment Executive electronically executed, a copy of which is attached as Attachment A and incorporated herein. In the event that Executive breaks this promise, the Company reserves the right to cease any remaining payments and benefits. Nothing in this paragraph shall limit the duration of Executive’s obligation to refrain from misappropriating trade secrets of the Company.

9.	Executive agrees as follows:

a.
Except as is noted below, Executive will not make statements inconsistent with the Company’s position that he was separated from the Company for judgment and conduct as a senior leader that did not align with the Company’s culture and values.

b.
Notwithstanding the provisions of paragraph 9(a), for the sake of clarity, the Executive may, in a private conversation relating to prospective employment, provide additional factual information and context (in a manner that does not violate paragraph 9(d) below.

c.	Executive will not at any time after the Last Day represent that Executive remains a current or active employee of the Company, even if Executive is receiving pay or benefits.

d.
Executive will not take any action or make any statements after the execution of this Release Agreement that would be harmful or disparaging or that could reasonably be viewed as reflecting negatively on the reputation of the Company or any of its officers, directors, or other employees.

e.
Executive acknowledges that the Company may make future public statements that are consistent with the position set forth in paragraph 9(a) above, including explanatory statements that are also consistent with such position. In such limited instance, Executive may respond to such statements without violating the terms of this paragraph, provided Executive does not violate the separate obligations set forth in paragraph 9(d).

f.
If Executive violates the terms of this paragraph, Executive will reimburse the Company for the pay and relocation reimbursement forgiveness provided to Executive pursuant to paragraph 2 and its subparagraphs of the attached letter.

10.
Nothing in this Release Agreement (including any confidentiality provision in paragraph 6, the non-disparagement provision in paragraph 9, and the covenant not to sue in paragraph 4) prevents Executive from (i) filing a charge or complaint with any appropriate federal, state or local agency or court; (ii) testifying, assisting, participating in, or cooperating with the investigation of any charge or complaint pending before or being investigated by such agency or court; (iii) enforcing this Agreement; (iv) testifying in any legal or administrative proceeding if such testimony is compelled or requested (or from otherwise complying with legal requirements) or conferring with legal counsel; or (v) reporting violations of any law administered by the Securities and Exchange Commission (“SEC”) or Occupational Safety and Health Administration (“OSHA”), receiving any financial awards from the SEC or

OSHA for reporting possible violations of federal law or regulation, or making other disclosures protected under the whistleblower provisions of state or federal law or regulation.
Executive understands that, with the exception of financial awards from the SEC and OSHA for reporting violations of the laws those agencies administer, this Release Agreement will completely bar any recovery or relief obtained on Executive’s behalf, whether monetary or otherwise, by any person or entity with respect to any of the claims that Executive has released against the Released Parties.

11.
Executive agrees that Executive will not recruit, solicit or encourage any employee of the Company or any of its subsidiaries, related or affiliated companies, whom Executive directly or indirectly supervised or about whom Executive received confidential information during the two years preceding termination to leave his or her employment to work for another entity for a period of two (2) years from the Last Day. Executive shall contact the Vice President, Human Resources for Harley-Davidson, Inc. for confirmation of the expectations set forth in this Paragraph if Executive has any concern that any of Executive’s actions may be considered a violation of this Paragraph. Any understanding between Executive and the Vice President, Human Resources detailing specific conduct permitted under this Paragraph 11 shall be reduced to writing and signed by both parties. If Executive breaks the promise set forth in this Paragraph and/or any additional written understanding as set forth above, Executive will reimburse the Company for the pay and relocation reimbursement forgiveness set forth in paragraph 2 and its subparagraphs of the attached letter.

12.
Executive further agrees that during the twelve-month period following the Last Day (i.e., through October 25, 2020), Executive shall not on behalf of or in connection with any Competitive Business accept or perform any employment or service or provide any assistance, whether as an employee, consultant, contractor, agent, officer, director, investor, member or otherwise, in any position or capacity in which Executive’s knowledge of Company confidential information or trade secrets of the Company or personal association with the goodwill of the Company would reasonably be considered useful. In this regard, the parties expressly agree that by virtue of Executive’s prior, high-level duties for the Company, the forgoing necessarily and at a minimum precludes Executive from holding a senior level executive position relating to motorcycles for a Competitive Business. “Competitive Business” as used in this Release Agreement means any person, firm, corporation, or entity of any type other than the Company that: (a) is engaged in developing, making, marketing or selling: (i) two- or three-wheeled motorcycles; (ii) motorcycle parts, motorcycle accessories, and/or motorcycle clothing; or (iii) other motorcycle-related or motorcycle brand-identified products or services; and (b) markets or sells, or attempts, intends, or is reasonably expected to market or sell, directly or indirectly such as through a dealer or dealer network, any of these products or services in any Prohibited Territory. Examples of a Competitive Business provided for your convenience and subject to change in an evolving marketplace include, but are not limited to the following: KTM AG; Husqvarna Motorcycles GmbH; Royal Enfield; Erik Buell Racing LLC; MV AGUSTA Motor S.p.A.; Parts Unlimited; Tucker Rocky Distributing; Polaris Industries, Inc.; Victory Motorcycles; Indian Motorcycle Company; Triumph Motorcycles Ltd.; Honda Racing

Corporation; Yamaha Motor Co., Ltd.; Suzuki Motor Corporation; Kawasaki Motorcycle & Engine Company; Zero Motorcycles, Inc.; Brammo, Inc.; BMW Motorrad; Bombardier Recreational Products Inc.; Bajaj Auto Limited; TVS Motor Company Ltd.; The Hero Group, Ltd.; and Ural Motorcycles. Tesla, Inc. would be another example of a Competitive Business if Tesla is engaged in developing, manufacturing, marketing or selling a two- or three-wheeled motorcycle and/or related products or services. This non-exhaustive list of examples of competitive businesses does not limit the scope of the definition of Competitive Business provided above. “Prohibited Territory” shall mean any country in which the Company, at any time during the time period from Executive’s date of hire (April 15, 2019) through Last Day (a) directly or indirectly, such as through a dealer network, marketed or sold its motorcycles or motorcycle-related products or services, or (b) had documented plans to market or sell, directly or indirectly, its motorcycles or motorcycle-related products or services (unless such plans had been abandoned). Executive further agrees:

a.
If Executive fails to comply with this noncompete promise, the Company will suffer irreparable harm and shall be entitled to an immediate injunction requiring Executive’s strict compliance with this promise and can also seek monetary damages.

b.
If Executive fails to comply with this noncompete promise, the Company has the right to stop all payments set forth in paragraph 2 or if such payments have been made, to seek monetary damages including but not limited to recoupment of the payments set forth in paragraph 2 The Executive agrees that this promise is a material consideration for the Company’s willingness to enter into this Release Agreement.

c.
Executive shall provide reasonable advance written notice to the current or acting Vice-President, Human Resources for Company before Executive becomes otherwise employed or performs any services for any person, firm, corporation or entity related in any way to a Competitive Business during the non-compete period (through October 25, 2020).

d.
Executive shall contact the Vice President, Human Resources for Harley-Davidson, Inc. for confirmation of the expectations set forth in this Paragraph if he has any concern that any of Executive’s actions may be considered a violation of this Paragraph. Any understanding between Executive and the Vice President, Human Resources detailing specific conduct permitted under this Paragraph 12 shall be reduced to writing and signed by both parties.

13.
It is agreed and understood that Executive shall be solely responsible for any individual tax liability imposed on Executive for the payments made pursuant to the attached letter, except for any Company statutory tax withholding obligations.

14.
Except as specifically incorporated by reference herein, this is the whole Release Agreement between Executive and Company and the other Released Parties. For the sake of clarity, (a) Executive’s Employee Commitment (Attachment A) is specifically incorporated by reference herein and remains in full force and effect and (b) prior non-compete and non-

solicit covenants that were set forth in Restricted Stock Unit Agreement(s) and Performance Shares Agreement(s), if applicable are now superseded by the terms set forth in paragraph 12 of this Release Agreement . No other promises or oral or written statements have been made to Executive other than those in or incorporated into this Release Agreement. If any portion of this Release Agreement is found to be unenforceable, then Executive, Company and the other Released Parties desire that all other portions that can be separated from it or appropriately limited in scope, shall remain fully valid and enforceable.

15.
This Release Agreement may not and shall not be deemed or construed to have been modified, amended, rescinded, cancelled or waived in whole or in part except by a written instrument signed by all parties.

16.
Executive hereby acknowledges that the benefits described in the attached letter and/or provided in this Release Agreement are different than those to which Executive is entitled by any contract, employment policy, or otherwise. Executive may accept the terms of this Release Agreement by delivering a signed copy of this Release Agreement to Vice President, Human Resources at 3700 W. Juneau Avenue, Milwaukee, WI 53208 on or before 4:00 p.m. on November 13, 2019.

17.	The parties agree that this Release Agreement becomes effective upon the payment of the lump sum set forth in paragraph 2(a) of the attached letter.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE AGREEMENT, EXECUTIVE UNDERSTANDS IT, EXECUTIVE KNOWS IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND EXECUTIVE IS VOLUNTARILY ENTERING INTO IT.

/S/ Neil Grimmer     11/13/19
Neil Grimmer    Date

HARLEY-DAVIDSON MOTOR COMPANY

By: /S/Julie Anding     11/13/19
Date
Title: Vice President, Human Resources